EXHIBIT 99.1

OXiGENE Reports First Quarter 2012 Financial Results

SOUTH SAN FRANCISCO, Calif., May 9, 2012 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, reported financial results for the quarter ending March 31, 2012.

Financial Results

For the three months ended March 31, 2012, the Company reported a net loss of $1.9 million or $0.12 per share, compared with a net loss of $0.9 million or $0.13 per share for the three-month period in 2011. The difference in results for the comparable three-month periods was due to a non-cash gain resulting from the change in fair value of warrants in the 2011 period of $2.2 million partially offset by a reduction in research and development expenses from the 2011 period to the 2012 period of $1.0 million. Additionally, the 2012 period includes $0.1 million in revenue recognized under the terms of the Company's December 2011 partnership agreement with Azanta Danmark A/S to provide access to ZYBRESTAT® for the treatment of patients with anaplastic thyroid cancer (ATC) on a compassionate use basis in Europe and Canada.

The decrease in operating expenses in the 2012 period was primarily the result of the conclusion of a number of the Company's clinical projects and restructuring plans implemented in 2011 in order to focus the Company's resources on pursuing the advancement of its highest-value clinical assets and reduce its cash utilization.

At March 31, 2012, OXiGENE had cash, cash equivalents and restricted cash of approximately $8.2 million, compared with approximately $10.0 million at December 31, 2011. During the 2012 quarter the Company issued approximately 1.0 million shares of common stock to Lincoln Park Capital under the terms of the November 2011 purchase agreement, resulting in aggregate proceeds of approximately $1.0 million.

"Our corporate focus remains squarely on strategies to design, fund and conduct the FACT 2 Phase 3 pivotal registration trial of ZYBRESTAT in the orphan indication anaplastic thyroid cancer, as we believe that this program represents a critical opportunity to demonstrate the value of this key asset and has the potential to create significant value for our company, the patients we serve and our shareholders," said Peter J. Langecker, MD, PhD, president and chief executive officer of OXiGENE. "I am pleased to report that we are making good progress in these efforts. We have garnered global support from clinical investigators who treat ATC patients and who are eager to participate in the FACT 2 study, and we are moving forward to establish a special protocol assessment (SPA) with the FDA for the trial. At the same time, we are actively exploring ways to secure funds to conduct the FACT 2 study, with the goal of initiating the trial in the fourth quarter of 2012. We are optimistic that our efforts will be fruitful and are confident in the strategic direction of our company."

Conference Call Today

Members of OXiGENE's management team will review first quarter results via a webcast and conference call today, May 9, 2012, at 4:30 p.m. ET (1:30 p.m. PT). To listen to a live or an archived version of the audio webcast, please log on to the Company's website, www.oxigene.com. Under the "Investors" tab, select the link to "Events & Presentations."

OXiGENE's earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 7:30 p.m. EDT, (4:30 p.m. PDT) on May 9, 2012 and ending at midnight EDT (9:00 p.m. PDT) on May 15, 2012. To access the replay, please dial 855-859-2056 if calling from the United States or Canada, or 404-537-3406 from international locations. Please refer to replay pass code 75600166.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

OXiGENE, Inc.
Balance Sheet Data
(Unaudited)
	March 31, 2012	December 31, 2011
	(Amounts in 000's)
Assets

Cash, cash equivalents and restricted cash	$ 8,166	$ 9,992
Prepaid expenses	397	582
License agreement	264	289
Other assets	161	193

Total assets	$ 8,988	$ 11,056

Liabilities and stockholders' equity

Accounts payable and accrued liabilities	$ 1,470	$ 2,253
Derivative liabilities	5	6
Total stockholders' equity	7,513	8,797

Total liabilities and stockholders' equity	$ 8,988	$ 11,056

OXiGENE, Inc.
Statement of Operations Data
(Unaudited)	Three months ended March 31,
	2012	2011
	(All amounts in 000's except per share amounts)
Product revenue	$ 114	$ --

Operating Expenses:

Research and development	654	1,683
General and administrative	1,332	1,385
Restructuring	13	--

Total operating expenses	1,999	3,068

Loss from Operations	(1,885)	(3,068)

Change in fair value of warrants	1	2,210
Investment income	5	1
Other (expense) income, net	(12)	(6)

Net loss	$ (1,891)	$ (863)

Basic and diluted net loss per common share	$ (0.12)	$ (0.13)
Weighted average number of common shares outstanding	15,734	6,554
CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000